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                                                                Exhibit 99.B(10)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 4 to the Registration Statement of the Allmerica Select Separate Account of First Allmerica Financial Life Insurance Company on Form N-4 of our report dated February 24, 2005, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated April 4, 2005, relating to the financial statements of the Allmerica Select Separate Account of First Allmerica Financial Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 19, 2005